Exhibit 21.1

Direct and Indirect Subsidiaries of KBS Legacy Partners Apartment REIT, Inc.

Entity	Jurisdiction
KBS Legacy Partners Limited Partnership	Delaware
KBS Legacy Partners Holdings LLC	Delaware
KBS Legacy Partners Properties LLC	Delaware
KBS Legacy Partners Crystal LLC	Delaware
KBS Legacy Partners Dakota Hill LLC	Delaware
KBS Legacy Partners Grand LLC	Delaware
KBS Legacy Partners Greer LLC	Delaware
KBS Legacy Partners Greer Land LLC	Delaware
KBS Legacy Partners Lofts LLC	Delaware
KBS Legacy Partners Lombard LLC	Delaware
KBS Legacy Partners Millennium LLC	Delaware
KBS Legacy Partners Pikesville LLC	Delaware
KBS Legacy Partners Poplar LLC	Delaware
KBS Legacy Partners Watertower LLC	Delaware
KBS Legacy Partners Wesley LLC	Delaware
KBS Legacy Partners Wesley Land LLC	Delaware